Exhibit 10.7

Cognizant 500 Frank W. Burr Blvd. Teaneck, NJ 07666 USA Phone: 201-801-0233
February 4, 2019

Re:    Second Letter Agreement
Dear Mr. Mehta:
This letter agreement (the “Second Letter Agreement”) serves to document the terms that you and Cognizant Technology Solutions Corporation (the “Company”) have agreed to regarding your separation from the Company. Capitalized terms used but not defined in this letter agreement shall have the meanings set forth in the Letter Agreement entered into between you and the Company dated June 8, 2018 (the “First Letter Agreement”), or the Amended and Restated Executive Employment and Non-Disclosure Non-Competition, and Invention Assignment Agreement entered into between you and the Company dated February 27, 2018 (your “Employment Agreement”), as applicable. You and the Company agree as follows:

1.    Separation; Advisor Role. By your execution of this Second Letter Agreement, you shall resign from your position as President of the Company, effective as of April 1, 2019 (the “Transition Date”). During the period: (i) commencing on the date hereof and ending on the day prior to the Transition Date, you will continue to serve in your existing role as President of the Company, and (ii) commencing on the Transition Date and ending on May 1, 2019 (the “Separation Date” and the entire period from the date hereof through the Separation Date, the “Transition Period”), you shall serve as an advisor to the Chief Executive Officer of the Company (the “CEO”) and shall remain an employee of the Company. The Board views your continued service in these capacities through the Separation Date as integral to the successful transition of the Company’s leadership. During the period from the Transition Date through the Separation Date, you shall report to and be accountable to the CEO, and provide advisory services to the CEO and such other individuals, and only such other individuals, as specifically designated by the CEO and, during the entire Transition Period, you shall make substantially all of your business time available to perform your duties hereunder. None of the changes in your role or the other changes provided for herein shall constitute Good Reason or an Involuntary Termination prior to the Separation Date or otherwise result in any entitlement to severance payments or benefits under your Employment Agreement or the First Letter Agreement, in any case, prior to the Separation Date. Without limiting the foregoing, during the Transition Period, the Company may at any time or from time to time prior to the Separation Date determine and provide that: (x) you shall provide some or all of the foregoing services remotely, (y) your access to Company premises, email and other technology systems may be restricted and/or terminated, and/or (z) your duties, authorities and/or responsibilities may be reduced in nature or scope (and in no event shall any of the foregoing entitle you to any compensation or benefits beyond those expressly contemplated hereby).

2.    Salary and Bonus. You will continue to receive your existing annual base salary during your employment through the Separation Date. As provided in Section 1 of the First Letter Agreement, you will receive an annual cash bonus for 2018 based on actual performance for 2018, but in no event later than March 15, 2019. In addition, subject to your continued employment through the Separation Date and Sections 5, 6 and 7 hereof, you will receive an annual cash bonus for 2019 based on actual performance, determined in accordance with the terms of the cash bonus plan, prorated based on the portion of 2019 during which you were employed by the Company prior to the Separation Date, and paid at the normally scheduled time for payment of annual cash bonuses for 2019 (the “Prorated 2019 Bonus”).

3.     Acceleration of Vesting. As provided in Section 2 of the First Letter Agreement, subject to Sections 5, 6 and 7 below, as of the date on which your Release (as defined below) becomes effective, the vesting of all of your currently outstanding equity awards that then remain unvested, other than the New RSUs, shall be accelerated, subject to your continued employment with the Company through the Separation Date (and such awards shall remain outstanding and eligible to vest upon such Release effective date if the Release requirements are satisfied); provided that (i) the performance stock units granted with respect to the 2017/2018 performance measurement period (the “2017/2018 PSUs”) and the performance stock units granted with respect to the 2018/2019 performance measurement period (the “2018/2019 PSUs”) shall remain subject to the applicable performance-vesting criteria for the applicable performance periods and shall be settled only after performance is determined but in no event following March 15 of the calendar year following the conclusion of the performance period, (ii) the 2018/2019 PSUs shall vest on a prorated basis based on the portion of the performance period completed prior to the Separation Date and (iii) if the Separation Date occurs coincident with, or within the 12-month period immediately after, the first occurrence of a Change in Control that occurs following the date of this Second Letter Agreement, the treatment of your outstanding equity awards (other than the New RSUs) will be as would have been provided in Section 9(b)(iv) and (v) of your Employment Agreement if you had suffered an Involuntary Termination on the Separation Date, rather than as provided in this Section 3. For the avoidance of doubt, assuming you remain employed with the Company through the Separation Date, two additional installments of the New RSUs shall vest on February 1, 2019 and May 1, 2019, respectively, and the remainder of the unvested New RSUs shall be forfeited as of the Separation Date. Except as otherwise provided herein, the outstanding equity awards shall continue to be governed by and settled and paid in accordance with the terms of the applicable award agreements.

4.     Cash Separation Pay. Following your departure from the Company on the Separation Date, you will be paid the cash payments described in Sections 9(a)(i), 9(a)(ii) and 9(a)(iii) of your Employment Agreement in accordance with the terms set forth therein, subject to Section 5, 6 and 7 below (the “Cash Separation Pay”).

5.    Release. Notwithstanding anything in this Second Letter Agreement or the First Letter Agreement to the contrary, the payment of the Prorated 2019 Bonus pursuant to Section 2 hereof, the accelerated vesting of your outstanding equity awards pursuant to Section 3 hereof and the payment of the Cash Separation Pay pursuant to Section 4 hereof (collectively, the “Separation Benefits”) shall be contingent on your executing and not revoking the release attached as Exhibit A hereto, on or before the last day set forth in such release.

6.     Restrictive Covenants. As provided in Section 5 of the First Letter Agreement, the restrictive covenants set forth in Sections 19, 20 and 21 of your Employment Agreement shall remain in full force and effect pursuant to the terms therein, as modified by Section 5 of the First Letter Agreement.

7.     Clawback. Section 6 of the First Letter Agreement and Section 23 of the Employment Agreement shall both continue to apply, and for clarity, shall apply with respect to all Separation Benefits, pursuant to their respective terms; provided, however, that the following changes are made to Section 6 of the First Letter Agreement:

a.The words “You hereby agree that should the Company, in its sole discretion, deem you” in the second sentence of Section 6 of the First Letter Agreement are deleted and replaced with: “You hereby agree that if you violate any provision(s) of the Restrictive Covenants”;

b.    The words “In addition, if your employment terminates prior to December 31, 2019, and the Company, in its sole discretion, deems you to be in violation of any provision(s) of the Restrictive Covenants” in the last sentence of Section 6 of the First Letter Agreement are replaced with the following: “In addition, if your employment terminates prior to December 31, 2019, and you violate any provision(s) of the Restrictive Covenants.”

8.    Construction. This Second Letter Agreement shall be administered, interpreted and enforced under the internal laws of the State of New Jersey, without regard to the principles of conflicts of law thereof, or principles of conflicts of law of any other jurisdiction that could cause the application of the laws of any jurisdiction other than the State of New Jersey.

9.     Entire Agreement; Assignment. Except as specifically provided herein, your Employment Agreement shall remain in full force and effect following the date hereof pursuant to its current terms. This Second Letter Agreement, together with your Employment Agreement (as modified by the First Letter Agreement and hereby) and the First Letter Agreement (as modified hereby), represent the entire agreement with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, that may have related to the subject matter hereof. This Second Letter Agreement and all of the provisions hereof shall be binding upon, and inure to the benefit of, the parties hereto and their successors (including successors by merger, consolidation, sale or similar transaction, permitted assigns, executors, administrators, personal representatives, heirs and distributees); provided that you may not assign any of your rights or delegate any of your duties or obligations hereunder without the prior written consent of the Company.

[signature page follows]

Please indicate your acceptance of the terms and provisions of this Second Letter Agreement by signing both copies of this Second Letter Agreement and returning one copy to the Company. The other copy is for your files. By signing below, you acknowledge and agree that you have not received legal or tax advice from the Company with respect to this Agreement; have had an opportunity to consult with your own tax counsel as to the U.S. federal, state, local and foreign tax consequences of this Second Letter Agreement; have had an opportunity to consult with your own independent legal counsel regarding your rights and obligations under this Second Letter Agreement; have carefully read this Second Letter Agreement in its entirety; fully understand and agree to its terms and provisions; and intend and agree that it be final and legally binding on you and the Company. This Second Letter Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by you and a duly authorized officer of the Company. This Second Letter Agreement may be executed in several counterparts.

Very truly yours,

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION

/s/ James P. Lennox
By:	James P. Lennox
Its:	Chief People Officer

Agreed and Accepted as of the first date set forth above:

/s/ Rajeev Mehta
Rajeev Mehta

Exhibit A

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION
GENERAL RELEASE

WHEREAS, Rajeev Mehta (hereinafter “EMPLOYEE”) and Cognizant Technology Solutions (hereinafter “EMPLOYER”) (collectively, “the parties”) are party to that certain Amended and Restated Executive Employment and Non-Disclosure, Non-Competition, and Invention Assignment Agreement, dated as of February 27, 2018 (the “Employment Agreement”), as amended by the Letter Agreement, dated June 8, 2018 (the “First Letter Agreement”), and the Letter Agreement, dated February 4, 2019 (the “Second Letter Agreement”);
WHEREAS, EMPLOYEE’S employment with EMPLOYER will officially end effective as of the close of business on May 1, 2019 (the “Separation Date”);
WHEREAS, on or before the Separation Date, EMPLOYER presented this General Release (“Agreement”) to EMPLOYEE for his consideration (the “Agreement Delivery Date”); and
WHEREAS, the parties have agreed to a separation package to ease EMPLOYEE’S transition from EMPLOYER’S employment and to resolve any and all disputes between them.
IT IS HEREBY AGREED by and between EMPLOYEE and EMPLOYER as follows:

1.
If EMPLOYEE executes and does not revoke this Agreement (in accordance with Paragraphs 2 and 16, below), and otherwise complies in all material respects with the provisions of this Agreement, then EMPLOYER, for and in consideration of the undertakings of EMPLOYEE set forth and referenced herein, and intending to be legally bound, agrees to pay or provide the Separation Benefits (as defined in the Second Letter Agreement) to EMPLOYEE, at the respective times specified therein.

2.EMPLOYEE expressly acknowledges and agrees that he has 21 days to consider this Agreement. If EMPLOYEE does not sign this Agreement by the date that is 21 days following the Separation Date or revokes this Agreement pursuant to Paragraph 16(c), then EMPLOYEE will not receive the Separation Benefits.
3.Except for the Separation Benefits to be paid by EMPLOYER to EMPLOYEE following the execution of this Agreement, EMPLOYEE expressly agrees that EMPLOYEE has been paid all remuneration owed to EMPLOYEE as a result of EMPLOYEE’s employment with EMPLOYER, or the cessation of that employment, including but not limited to any and all accrued salary, vacation pay, bonus pay, profit sharing, stock options, stock, expenses, termination benefits, accrued or unaccrued commissions, or any other compensation.
4.EMPLOYEE, on behalf of himself, and his heirs, executors, administrators, and/or assigns, for and in consideration of the undertakings of EMPLOYER set forth and referenced herein, and intending to be legally bound, does hereby RELEASE AND FOREVER DISCHARGE EMPLOYER and its parents, subsidiaries, affiliates, and its and their officers, directors, shareholders, employees and agents, its and their respective successors and assigns, heirs, executors, and administrators (hereinafter referred to collectively as “Releasees”) of and from any and all waivable actions and causes of action, suits, debts, claims, and demands whatsoever in law or in equity, which he ever had, now has, or which his heirs, executors, or administrators may have, by reason of any matter, cause or thing whatsoever, up to and including the date EMPLOYEE signs this Agreement, including, without limitation, any claims arising from or relating in any way to his employment relationship or the termination of his employment relationship with EMPLOYER, including, but not limited to, any claims which have been asserted, could have been asserted or could be asserted now or in the future, including but not limited to, claims under the Civil Rights Act of 1866, the Civil Rights Act of 1871, the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, the Americans With Disabilities Act of 1990, the Equal Pay Act of 1934,

the False Claims Act, the Fair Labor Standards Act, the Sarbanes-Oxley Act of 2002, the Securities Act of 1933, the Securities Exchange Act of 1934, the Rehabilitation Act of 1973, the Family and Medical Leave Act of 1993, the Genetic Information Nondiscrimination Act of 2008, the Worker Adjustment and Retraining Notification Act of 1988, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act of 1990, the Employee Retirement Income Security Act of 1974, the New York State Human Rights Law, the New York City Human Rights Law, the New Jersey Law Against Discrimination, the New Jersey Conscientious Employee Protection Act, the New Jersey Family Leave Act, the New Jersey Wage Payment Law, the New Jersey Wage and Hour Law, the New Jersey Equal Pay Act, retaliation claims under the New Jersey Workers’ Compensation Law, as each may have been amended from time to time, and any and all other federal, state, and local discrimination laws, and claims for wrongful discharge, and any and all other federal, state or local constitutional, statutory, regulatory, or common law claims, now or hereafter recognized, including but not limited to, claims for economic loss, compensatory damages, punitive damages, liquidated damages, attorneys’ fees, expenses and costs. EMPLOYEE does not, however, waive or release any claims that arise after the date that EMPLOYEE executes this Agreement.
EMPLOYEE specifically acknowledges that EMPLOYEE is aware of and familiar with the provisions of California Civil Code § 1542, which provides as follows: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.” For the purpose of implementing a full and complete release, EMPLOYEE hereby expressly waives and relinquishes all rights and benefits EMPLOYEE may have under this section, as well as under any other statutes or common law principle of similar effect which provides any remedy of any kind, and acknowledges that the Release set forth in this Agreement is intended to include the discharge of all claims which EMPLOYEE does not know or suspect to exist at the time this Agreement is effective. EMPLOYEE agrees and acknowledges that this is a knowing and voluntary waiver.
5.EMPLOYEE represents that he does not have any lawsuits, claims, or charges pending against any of the RELEASES. EMPLOYEE represents that he is not a Medicare beneficiary as of the time he enters into this Agreement. To the extent that EMPLOYEE is a Medicare beneficiary, EMPLOYEE agrees to contact a Human Resources representative of EMPLOYER for further instruction. EMPLOYEE further acknowledges that EMPLOYEE has not made any claims or allegations related to sexual harassment or sexual abuse and none of the payments set forth in this Agreement are related to sexual harassment or sexual abuse. This Agreement is expressly conditioned upon and contingent on the truth of EMPLOYEE’s representations in this Agreement, including without limitation the representations in this paragraph and in paragraph 9.
6.It is expressly agreed and understood that EMPLOYER does not have, and will not have, any obligation to provide EMPLOYEE at any time after the Separation Date with any payments, benefits, or consideration in connection with this Agreement or otherwise, other than as set forth herein.
7.The parties hereto acknowledge that the undertakings of both of the parties contained and referenced herein are expressly contingent upon the fulfillment and satisfaction of the obligations of the other party as set forth and referenced herein.
8.EMPLOYEE hereby agrees and recognizes that as of the Separation Date his employment relationship with EMPLOYER will be permanently and irrevocably severed and that EMPLOYER has no obligation, contractual or otherwise, to hire, rehire or re-employ him after such date and EMPLOYEE agrees not to seek re-employment with EMPLOYER or its parents, subsidiaries, or affiliates.
9.EMPLOYEE agrees to return to EMPLOYER as of the Separation Date any and all of EMPLOYER’S property including, but not limited to, customer lists and any other information relating to customers or prospective customers, correspondence, notes, proposals, records, reports, specifications, mobile/smart phones, access badges, equipment, computers, and any peripheral property, memoranda, notices, files, computer programs or similar repository and other documents, electronic files, computer disks, made, compiled and/or obtained by EMPLOYEE during his/her employment (including but not limited to any of the foregoing which are on EMPLOYEE’s home computer or other device). EMPLOYEE also agrees to promptly return any items containing EMPLOYER’S confidential or proprietary information or trade secrets. EMPLOYEE represents that as of the Separation Date, EMPLOYEE’s corporate American Express account does reflect a zero balance due and no amounts will become due after the Separation Date and there are no outstanding monies due from EMPLOYEE to EMPLOYER, including any loan amounts, cash advances or overpayments.
10.EMPLOYEE agrees and acknowledges that the agreement by EMPLOYER, described herein, is not and shall not be construed to be an admission of any violation of any federal, state or local statute or regulation, or of any duty owed by EMPLOYER and that this agreement is made voluntarily to provide an amicable conclusion of EMPLOYEE’S employment relationship with EMPLOYER.
11.EMPLOYEE acknowledges and agrees that this Agreement supersedes any and all prior Agreements or understandings between the parties, except for the covenants in Sections 19, 20, and 21 of your Employment Agreement (as defined in the Letter Agreement), as modified by the Letter Agreement and referenced and confirmed in the Second Letter Agreement, which shall survive according to their terms.
12.EMPLOYEE waives any right to and will not make written or oral statements about EMPLOYER or other RELEASEES or their officers, directors, shareholders, employees and agents that are negative or disparaging or that could affect adversely the conduct of EMPLOYER’s or other RELEASEES’ businesses or reputations. Nothing in this Paragraph shall preclude EMPLOYEE from communicating or testifying truthfully to the extent expressly required by enforceable court order, or by the proper inquiry of a state or federal governmental agency, or by a duly authorized, valid and enforceable subpoena to testify issued by a court of competent jurisdiction, or as otherwise provided by this Agreement.

13.The covenants contained herein, including, but not limited to the non-disparagement provision in Paragraph 12 and the cooperation provision in Paragraph 14, are a material inducement for EMPLOYER to enter into this Agreement. EMPLOYEE recognizes and agrees that if EMPLOYEE breaches in any material respect any term of this Agreement, including any such non-disparagement or cooperation provision, EMPLOYEE shall be liable for the greater of (1) the full amount of the Severance Benefits paid or provided in accordance with the terms of Paragraph 1 of this Agreement, or (2) any damages suffered by EMPLOYER as a result of EMPLOYEE’S breach. EMPLOYEE also shall be liable for any and all attorneys’ fees and costs of suit incurred by EMPLOYER in pursuing any claim relating to EMPLOYEE’S violation of this Agreement where EMPLOYER is adjudged to be a prevailing party by any court of competent jurisdiction.
14.EMPLOYEE agrees to cooperate fully and in a timely manner with EMPLOYER and its counsel with respect to any matter (including any litigation, investigation or governmental proceeding) that relates to EMPLOYEE’s employment with EMPLOYER. This cooperation may include appearing from time to time for conferences and interviews, and providing the officers of EMPLOYER and its counsel with the full benefit of EMPLOYEE’s knowledge with respect to any such matter. Subject to EMPLOYER’s prior approval, it will reimburse EMPLOYEE for reasonable out-of- pocket costs and expenses such as travel expenses and will endeavor to set meeting times that are mutually agreeable.
15.Nothing in this Agreement is intended to interfere with, prevent or prohibit EMPLOYEE from filing a claim with a federal, state, or local government agency that is responsible for enforcing a law on behalf of the government, such as the Equal Employment Opportunity Commission (“EEOC”) (including a challenge to the validity of this Agreement), Department of Labor (“DOL”), National Labor Relations Board (“NLRB”) or Securities and Exchange Commission (“SEC”), or making other disclosures that are protected under the whistleblower provisions of any law. Nor should anything in this Agreement be read to deter or prevent EMPLOYEE from cooperating with or providing information to such a governmental agency during the course of its investigation or during litigation. However, to the maximum extent permitted by law, EMPLOYEE is waiving EMPLOYEE’s right to receive any individual monetary relief from the RELEASEES resulting from such claims or conduct, regardless of whether EMPLOYEE or another party has filed them, and in the event EMPLOYEE obtains such monetary relief, EMPLOYER will be entitled to an offset for the payments made pursuant to this Agreement. This Agreement does not limit EMPLOYEE’s right to receive an award from any self-regulatory authority or a government agency or entity that provides awards for providing information relating to a potential violation of law. EMPLOYEE is further notified that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose a trade secret to their attorney, a court, or a government official in certain confidential circumstances that are set forth in the Defend Trade Secrets Act at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.
16.By executing this Agreement, EMPLOYEE acknowledges that he has:

a.
read the terms of this Agreement and understands its terms and effects, including the fact that he has agreed to release and forever discharge RELEASEES from any legal action arising out of his employment relationship with EMPLOYER, the terms and conditions of that employment relationship, and the termination of that employment relationship;

b.	been given a minimum of twenty-one days in which to consider whether he wishes to enter into this Agreement;

c.	been advised that he may revoke his assent to this Agreement within seven days of its execution by EMPLOYEE by giving written notice to EMPLOYER

(“Revocation Period”), and the Agreement will not become effective and enforceable until the Revocation Period has expired.

d.	been provided an opportunity to consult with an attorney or other advisor of his choice regarding the terms of this Agreement;

e.
elected to enter into this Agreement knowingly and voluntarily in exchange for the consideration described and referenced herein, which he acknowledges as adequate and satisfactory. He confirms that neither EMPLOYER nor any of its agents, representatives or attorneys have made any representations to him concerning the terms or effects of this Agreement other than those contained and referenced herein.

f.	acknowledged that this Agreement shall be governed, interpreted and enforced by and under the laws of the State of New Jersey, without regard to choice of law principles.

Name:
Dated:

Cognizant Technology Solutions Corporation

By:
Title:
Dated: